AMENDED AND RESTATED
                          EXPENSE LIMITATION AGREEMENT


                          PILGRIM ADVISORY FUNDS, INC.


     EXPENSE LIMITATION AGREEMENT, effective as of August 3, 1998 and amended and restated as of November 16, 1999, by and between Pilgrim Investments, Inc. (the "Investment Manager") and Pilgrim Advisory Funds, Inc. (the "Company"), on behalf of each series of the Company set forth in SCHEDULE A (each a "Fund," and collectively, the "Funds").

     WHEREAS, the Company is a Maryland corporation, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Company; and

     WHEREAS, the Company and the Investment Manager have entered into an Investment Management Agreement dated June 8, 1995 ("Management Agreement"), pursuant to which the Investment Manager provides investment management services to each Fund for compensation based on the value of the average daily net assets of each such Fund; and

     WHEREAS, the Company and the Investment Manager have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund may normally be subject;

     NOW THEREFORE, the parties hereto agree as follows:

1.   EXPENSE LIMITATION.

     1.1. APPLICABLE EXPENSE LIMIT. To the extent that the ordinary operating expenses incurred by a class of a Fund in any fiscal year, including but not limited to investment management fees of the Investment Manager, but excluding interest, taxes, brokerage commissions, extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of such Fund's business, and expenses of any counsel or other persons or services retained by the Company's directors who are not "interested persons," as that term is defined in the 1940 Act, of the Investment Manager ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Investment Manager.

     1.2. OPERATING EXPENSE LIMIT. The maximum Operating Expense Limit in any fiscal year with respect to each class of each Fund shall be the amount specified in SCHEDULE A based on a percentage of the average daily net assets of such class of the Fund.

     1.3. METHOD OF COMPUTATION. To determine the Investment Manager's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each class of a Fund shall be annualized. If the annualized Fund Operating Expenses for any day of a class of a Fund exceed the Operating Expense Limit for that class, the Investment Manager shall remit to the appropriate class of the Fund an amount that, together with the waived or reduced investment management fee, is sufficient to pay that day's Excess Amount.

     1.4. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Investment Manager to each class of each Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.   RECOUPMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

     2.1. RECOUPMENT. If on any day during which the Management Agreement is in effect, the estimated annualized Fund Operating Expenses of a class of a Fund for that day are less than the Operating Expense Limit, the Investment Manager shall be entitled to recoup from such class of the Fund the investment management fees waived or reduced and other payments remitted by the Investment Manager to such class of the Fund pursuant to Section 1 hereof (the "Recoupment Amount") during any of the previous thirty-six (36) months, to the extent that such class' annualized Operating Expenses plus the amount recouped equals, for such day, the Operating Expense Limit provided in SCHEDULE A, provided that such amount paid to the Investment Manager will in no event exceed the total Recoupment Amount and will not include any amounts previously recouped.

     2.2. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of each class of each Fund for the prior fiscal year (including any recoupment payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.   TERM AND TERMINATION OF AGREEMENT.

     This Agreement shall have an initial term through October 31, 2001. Thereafter, this Agreement shall automatically renew for one-year terms unless the Investment Manager provides written notice of the termination of this Agreement to the Company at least 30 days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Investment Management Agreement, or it may be terminated by the Company, without payment of any penalty, upon ninety (90) days' prior written notice to the Investment Manager at its principal place of business.

4.   MISCELLANEOUS.

     4.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2. INTERPRETATION. Nothing herein contained shall be deemed to require the Company or the Funds to take any action contrary to the Company's Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company's Board of Directors of its responsibility for and control of the conduct of the affairs of the Company or the Funds.

     4.3. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                        PILGRIM ADVISORY FUNDS, INC.
                                          ON BEHALF OF
                                          EACH OF ITS SERIES


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        PILGRIM INVESTMENTS, INC.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                   SCHEDULE A
                            OPERATING EXPENSE LIMITS


This Agreement relates to the following Funds of the Company:

                                        Maximum Operating Expense Limit
                                     (AS A PERCENTAGE OF AVERAGE NET ASSETS)
                                 -----------------------------------------------
NAME OF FUND                     CLASS A   CLASS B   CLASS C   CLASS M   CLASS Q
------------                     -------   -------   -------   -------   -------
Asia-Pacific Equity Fund          2.00%     2.75%     2.75%     2.50%      N/A
MidCap Value Fund                 1.75%     2.50%     2.50%     2.25%     1.75%
LargeCap Leaders Fund             1.75%     2.50%     2.50%     2.25%     1.75%